EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of December 28, 2014 (“Effective Date”), by and between Cohu Inc. (“Company”) and Luis A. Müller (“Executive”).

The parties agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as Company’s President and Chief Executive Officer (“CEO”) and shall have the duties and responsibilities assigned by the Board of Directors (“Board of Directors”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the express written consent to do so by the Board of Directors. Notwithstanding the foregoing, Executive will be permitted to serve as an outside director on the board of directors for nonprofit or charitable entities, provided such entities are not competitive with Company and subject to the provisions of section 8 below.

2.3 Work Location. Executive’s principal place of work shall be located in San Diego County, California, or such other location as Company may direct from time to time.

3. At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause (as defined below) or advance notice, by either Executive or Company subject to the provisions regarding termination set forth below in section 7. No representative of Company, other than the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial base salary of Four Hundred and Ten Thousand Dollars per year ($410,000.00), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of Company. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the base salary prorated to the date of termination.

4.2 Incentive Compensation. In addition to the Base Salary described above, Executive will be eligible to receive incentive compensation, the amount of which shall be based upon the attainment by the Company or its subsidiaries of certain financial performance targets and Executive’s attainment of personal objectives established annually by the Compensation Committee of the Board of Directors. Under the terms and conditions of the current Management Incentive Plan for the Cohu, Inc. as approved, and as may be subsequently amended, by the Compensation Committee of the Board of Directors, Executive, as CEO, will have a target incentive bonus of 100% of Base Salary, but the amount earned will be contingent upon actual performance as identified in the plan and the Executive being employed on the date of any bonus payment, except as pursuant to 7.6(b). Payments under aforesaid plan shall be payable on such date as is determined by the Board of Directors after the Board of Directors determines that the performance goals have been met.

4.3 Restricted and Performance Stock Units. Subject to the approval of the Compensation Committee of the Board of Directors, upon the Effective Date, Executive will be granted Restricted Stock Units (“RSUs”) with an equivalent value of Four Hundred Eighty-Five Thousand Dollars ($485,000) with such “equivalent value” being calculated on a “face-value” method using the closing price of Cohu, Inc. stock on the Effective Date and during the customary annual executive equity grant in March, 2015, Performance Stock Units (“PSUs”) with an equivalent value of Four Hundred Eighty-Five Thousand Dollars ($485,000) as calculated on the “face-value” method described above, pursuant to Company’s Cohu, Inc. 2005 Equity Incentive Plan (the “Plan”) (collectively the RSUs and PSUs are referred to as the “Units”). The Units will be subject to the terms and conditions of the Plan and the standard RSU and PSU agreements provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Units.

4.4 Performance and Salary Review. The Compensation Committee of the Board of Directors will periodically review Executive’s performance on no less than an annual basis. Executive shall be considered for merit increases in salary and/or incentive compensation targets on an annual basis by the Compensation Committee of the Board of Directors.

4.5 Automobile Allowance. Executive will receive a monthly automobile allowance in the amount of $750.00.

5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to Executives of Company subject to the terms and conditions of Company’s benefit plan documents. Executive will be eligible to accrue vacation at a rate of 20 days annually, the use of which and future increases in accrual rates shall be governed by Company’s vacation policy. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies and as approved by the Chairman of the Board of Directors. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as:

(a) Executive’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board of Directors which describes the basis for the Board of Directors’ belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(b) Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(c) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(d) A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(e) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board of Directors determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

(f) Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(g) Executive (i) obstructing or impeding; (ii) endeavoring to obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board of Directors or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”;

(h) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (i) the disqualification or bar continues for more than thirty (30) days, and (ii) during the initial thirty (30) day period (“Initial Bar Period”) the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. During the Initial Bar Period, the Board of Directors may have Executive serve in the capacity contemplated by this Agreement to whatever extent legally permissible or Executive will be placed on paid administrative leave, at the discretion of the Board of Directors. If the bar is not lifted within or immediately following the Initial Bar Period, Executive’s employment shall terminate for Cause; or

(i) Executive’s breach of this Agreement or the Company’s Confidentiality and Inventions Agreement.

Other than for a termination pursuant to Section 7(c), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective.

Notwithstanding anything to the contrary, the Board of Directors may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board of Directors prior to the Board of Directors’ termination for Cause. If Executive avails himself of his opportunity to be heard before the Board of Directors, and then fails to make himself available to the Board of Directors within five (5) business days of such request to be heard, the Board of Directors may thereafter cancel the administrative leave and terminate Executive for Cause.

In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s base salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Standard Entitlements”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsection 7.2 below.

7.2 Termination Without Cause by Company or Resignation by Executive for Good Reason/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time upon written notice to Executive and Executive may resign for Good Reason (as defined below) by giving the Company thirty (30) days’ advance written notice of such resignation. In the event of such termination or resignation, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Standard Entitlements. In addition, Executive will receive a “Severance Package” that shall include:

(a) a “Severance Payment” equivalent to twelve (12) months of Executive’s base salary then in effect on the date of termination, payable in equal installments accordance with Company’s regular payroll cycle over a period of twelve (12) months beginning on the first regular payday occurring 60 days following the termination date; and

(b) reimbursement by Company of the premiums required to continue Executive’s group health care coverage for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination coverage for a period of twelve (12) months following Executive’s termination (“Premium Payment Period”), under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period. Notwithstanding the foregoing, if Company determines, in its reasonable discretion, that the payment of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the premiums, Company, in its sole discretion, may elect to instead pay Executive on the first day of each month during the Premium Payment Period, a fully taxable cash payment equal to the premiums for that month, grossed-up to cover all applicable withholdings, so that the net benefit to Executive equals the monthly premiums (such amount, the “Special Separation Payment”), for the remainder of the Premium Payment Period. Executive may, but is not obligated to, use such Special Separation Payment toward the cost of COBRA premiums.

Executive will only receive the Severance Package if Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below (including but not limited to the obligations in section 10 below); (ii) executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company (“Release”), and such Release has become effective in accordance with its terms prior to the 60th day following the termination date; and (iii) agrees not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company ((i) – (iii) shall be collectively referred to as “Severance Obligations”). All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation, Executive will be entitled to receive only Executive’s Base Salary and benefits for the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package described in subsection 7.2 above.

7.4 Pay in Lieu of Notice Period. Should Company terminate Executive’s employment without Cause or Executive resign Executive’s employment upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the notice period.

7.5 Resignation from Board of Directors or Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including membership on the Board of Directors) Executive may hold on behalf of Company.

7.6 Termination Upon a Change of Control. If within twenty-four (24) months following a Change in Control (as defined herein) (i) Executive terminates his or her employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause (as defined herein), and Executive complies with the Severance Obligations set forth in subsection 7.2 above, Executive will receive the following severance benefits from the Company:

(a) Severance Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) equal to the sum of (i) an amount equal to twenty-four (24) months (the “CIC Severance Period”) of the Executive’s base salary rate (as in effect immediately prior to (1) the Change in Control, or (2) Executive’s termination, whichever is greater) and (ii) an amount equal to two times the Executive’s target annual incentive established for the year prior to the year of Executive’s termination of employment.

(b) Bonus Payment. Executive will also receive a lump sum cash severance payment (less applicable withholding taxes) in an amount equal to the current year’s target annual incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive level by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365. The actual annual incentive for the year of termination shall be forfeited and Executive shall not be entitled to any payment thereof, other than the severance payment described in this Section 7.6(b).

(c) Company will pay the payments to which Executive is entitled pursuant to subsections 7.6(a) and (b) in a lump sum on the first regular pay day occurring 60 days following the termination date, provided the Release has become effective upon its own terms.

(d) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested awards relating to the Company’s common stock or equivalent equity awards as substituted by an acquirer (whether stock options, shares of restricted stock, restricted stock units, performance stock units, or otherwise (collectively, the “Equity Awards”)) as of the date of Executive’s termination of employment will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement. In addition, the post-termination exercise period for any outstanding stock option and/or stock appreciation right shall be extended so as to terminate on the first to occur of (1) twelve (12) months from the date of Executive’s termination, or (2) the stock option and/or stock appreciation rights original term expiration (e.g., the awards original ten (10) year expiration date). Notwithstanding the foregoing, if (A) in a Change of Control the acquirer refuses to assume Executive’s Equity Awards and/or refuses to substitute such Equity Awards with equivalent awards reflecting acquirer’s stock, or (B) in a Change of Control where the acquirer is not a publicly traded corporation as defined in Section 162(m)(2) of the Code (regardless of whether or not such acquirer is willing to assume the Equity Awards), then one hundred percent (100%) of Executive’s Equity Awards outstanding as of the Change of Control will become vested immediately prior to the effective date of the Change of Control.

(e) Benefits. Company agrees to reimburse Executive for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination; provided, however, that (i) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will continue to reimburse Executive for continuation coverage for a period that is the lesser of twenty-four (24) months or the maximum time Executive remains eligible for COBRA benefits (“CIC Premium Payment Period”). Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period. Such reimbursements shall be made within thirty (30) days of the premium payment. Notwithstanding the foregoing, if Company determines, in its reasonable discretion, that the payment of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the premiums, Company, in its sole discretion, may elect to instead pay Executive on the first day of each month during the CIC Severance Period, a fully taxable cash payment equal to the premiums for that month, grossed-up to cover all applicable withholdings, so that the net benefit to Executive equals the monthly premiums (such amount, the “Special Separation Payment”), for the remainder of the Premium Payment Period. Executive may, but is not obligated to, use such Special Separation Payment toward the cost of COBRA premiums.

(f) Executive shall not be entitled to receive the Severance Package described in subsection 7.2 above.

(g) Limitation on Payments. In the event it shall be determined that any compensation by or benefit from the Company to the Executive or for the Executive’s benefit, provided under subsections 7.6(a)-(e) above (“Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s Payments shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7(g) shall be made in writing by the Company’s accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7(g). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7(g).

In the event that Payments must be reduced, then the Payments will be reduced in the following order: (1) reduction in vesting acceleration of stock options and stock appreciation rights; (2) reduction in vesting acceleration of restricted stock units and restricted stock; (3) reduction in other equity compensation treated as being granted in anticipation of a change in control; (4) reduction of cash payments and (5) reduction of other benefits payable or to be provided to the Executive. In the event that equity compensation acceleration or grants are to be reduced or cancelled, such reduction or cancellation shall occur in the reverse order of the date of grant of the Employee’s equity awards.

(h) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A material reduction in Executive’s base salary, except where there is a general reduction applicable to the management team generally;

(ii) A material reduction in Executive’s overall responsibilities or authority, or scope of duties; or

(iii) A material change in the geographic location at which Executive must perform his services; provided that in no instance will the relocation of Executive to a facility or a location that increases Executive’s commute by fifty (50) miles or less be deemed material for purposes of this Agreement; provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be more than thirty (30) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition. Notwithstanding the above, if the Executive is determined to have a Disability (as defined below), and if Company offers Executive the opportunity to remain employed in a different capacity that accommodates the Executive’s disability, with different duties and compensation structure in lieu of termination, such change in responsibilities and compensation shall not trigger resignation for Good Reason.

(i) Change of Control. For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following, in one or a series of related transactions:

(i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock. The term “Person” shall include any natural person, corporation, partnership, trust, or association, or any group or combination thereof, whose ownership of the Company’s securities would be required to be reported under Regulation 13(D) under the Securities Exchange Act of 1934, as amended, or any similar successor regulation or rule. For purposes of this clause (i), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors is replaced, excepting the replacement of members who retire due to age limitations as specified in Cohu, Inc.’s Corporate Governance Guidelines, during any six (6) month period by members of the Board of Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or

(iii) The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).

For purposes of this subsection 7.6, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

7.7 Termination due to Death or Disability.

(a) Death. Executive’s employment will terminate immediately upon Executive’s death. The Company shall provide the Executive’s estate with the Standard Entitlements (or any payments otherwise required by law), and a prorated bonus for the year in which the Executive dies (“Prorated Bonus”). The Prorated Bonus shall be paid out within thirty (30) days following Executive’s death. Other than the Standard Entitlements and the Prorated Bonus, regardless of whether any Change in Control has occurred prior to, or occurs at or after, the Executive’s death, the Company shall have no further obligation to Executive’s heirs, legatees or estate under this Agreement by way of compensation or otherwise.

(b) Disability. The Company may terminate Executive’s employment at any time upon Executive’s Disability (as defined below) by giving Executive thirty (30) days’ advance written notice of such termination. Except for payment of the Standard Entitlements (or as otherwise required by law), upon termination for Disability, regardless of whether any Change in Control has occurred prior to, or occurs at or after, the Date of Termination, the Company shall have no further obligation to Executive under this Agreement by way of compensation or otherwise.

For purposes of the Agreement, “Disability” shall mean Executive’s inability to perform the essential functions of his job duties or responsibilities, either with or without reasonable accommodation, due to sickness, physical or mental impairment or injury for a period of 120 days in any consecutive twelve (12) month period, subject to applicable law. In the event Executive disputes the Company’s determination that Executive suffers from a Disability, Executive shall give written notice of such dispute to the Company during the thirty (30) day notice period prior to the proposed effective date of such termination, and Executive and the Company shall thereupon each select, within thirty (30) days of such notice from Executive, a physician to evaluate whether Executive suffers from a Disability. Such physicians shall complete their evaluation and report to the Board within thirty (30) days. If such physicians do not agree as to whether Executive suffers from a Disability, they shall promptly select a third physician to further evaluate Executive, whose conclusion on such matter shall be rendered within ten (10) days of their selection, and shall be final and binding on Executive and the Company.

7.8 Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, to the extent necessary to avoid the imposition of additional taxes and/or penalties under Section 409A of the Code, no amount payable pursuant to this Agreement and the Treasury Regulations and other authoritative guidance issued pursuant to Section 409A of the Code (“Section 409A”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8. “Clawback” Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement (or any policy of the Corporation adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement. Executive specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision. This Section 8 shall survive the termination of this Agreement for a period equal to the greater of (i) three (3) years; and (ii) such longer period required by the applicable law, government regulation, order or stock exchange listing requirement

9. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company’s Board of Directors in its sole discretion. If Company’s Board of Directors believes such a conflict exists during the term of this Agreement, Company’s Board of Directors may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

10. Confidentiality and Proprietary Rights. Executive is party to a certain Confidentiality and Inventions Agreement dated July 28, 2005. Executive agrees to continue to abide by his obligations under the Confidentiality and Inventions, which is attached as Exhibit A hereto and incorporated herein by reference.

11. Nonsolicitation of Company’s Employees. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement pursuant to subsections 7.1, 7.2 and 7.3, or for a period of two (2) years after the termination of this Agreement pursuant to subsection 7.6, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

12. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 9-11 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond or other security.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the address as either party may specify in writing.

13.8 Survival. Sections 9 (“No Conflict of Interest”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Nonsolicitation of Company’s Employees”), 12 (“Injunctive Relief”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

14. Entire Agreement. This Agreement, including the Confidentiality and Inventions Agreement incorporated herein by reference and Company’s Cohu, Inc. 2005 Equity Incentive Plan and related option documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: October 7, 2014

/s/ Luis A. Müller
Luis A. Müller

Cohu, Inc.

Dated: October 7, 2014

/s/ Steven J. Bilodeau
By: Steven J. Bilodeau
Its: Compensation Committee Chairman, Board of Directors